EMPLOYMENT AGREEMENT THIS EMPLOYMENT AGREEMENT (“Agreement”) is made as of this 6th day of September, 2022 (the “Effective Date”), between MID PENN BANCORP, INC., a Pennsylvania business corporation (the “Corporation”), MID PENN BANK, a state-chartered commercial bank (the “Bank”), and HEATHER HALL, an adult individual (“Executive”). WITNESSETH: WHEREAS, the Corporation, the Bank, and Executive desire to enter into an agreement providing for the terms of Executive’s employment with the Corporation and the Bank. AGREEMENT: NOW, THEREFORE, in consideration of the covenants hereinafter set forth, and intending to be legally bound hereby, the parties agree, effective the date hereof, as follows: 1. Employment. The Corporation and the Bank each hereby employs Executive, and Executive hereby accepts employment with the Corporation and the Bank, on the terms and conditions set forth in this Agreement. 2. Duties of Executive. Executive shall serve as the Executive Vice President and Market President of the Corporation and the Bank, reporting to the Chief Revenue Officer of the Corporation, and shall have such powers and duties as may from time to time be reasonably prescribed by the Board of Directors of the Corporation (the “Board”) and/or the Board of Directors of the Bank (the “Bank Board”), provided such powers and duties are consistent with Executive’s position as an executive officer of the Corporation and the Bank. Excluding any periods of time off for vacation, illness, or leave to which she is entitled in accordance with the Bank’s policies, Executive shall devote her full time, attention, and energies to the business of the Corporation and the Bank during the Employment Period (as defined in Section 3 of this Agreement); provided, however, that this Section 2 shall not be construed as preventing Executive from: (a) engaging in activities incident or necessary to personal investments; (b) acting as a member of the board of directors of any non-profit association or corporation; or (c) being involved in any other business activity with the prior approval of the Board and the Bank Board. Executive shall not engage in any business or commercial activities, duties, or pursuits which compete with the business or commercial activities of the Corporation or the Bank, nor may Executive serve as a director or officer or in any other capacity in a company which competes with the Corporation or the Bank. Executive’s primary place of employment shall be Harrisburg, Pennsylvania. 3. Term of Agreement. (a) Employment Period. This Agreement shall be for a period (the “Employment Period”) beginning on the Effective Date and, if not previously terminated pursuant to the terms of this Agreement, ending on the date that is two (2) years subsequent thereto; provided, however, that on the first and each subsequent annual anniversary date of this Agreement, and unless a party has given the other party written notice at least 60 days prior to such anniversary date that such party does not agree to renew this Agreement, the term of this

- 2 - Agreement and the Employment Period shall be deemed renewed for a term ending two (2) years subsequent to such anniversary date. (b) Notwithstanding anything herein contained to the contrary, nothing in this Agreement shall mandate or prohibit a continuation of Executive’s employment following the expiration of the term of this Agreement upon such terms as the Board and Executive may mutually agree. (c) Termination for Cause. Notwithstanding the provisions of Section 3(a) of this Agreement, this Agreement may be terminated by the Corporation or the Bank for Cause (as defined herein). As used in this Agreement, “Cause” shall mean any of the following: (i) willful act of material dishonesty with respect to any material matter involving the Corporation or the Bank; (ii) theft or material misuse of Corporation or Bank property; (iii) willful violation of any material law or regulation applicable to the Corporation or the Bank or any subsidiary thereof; (iv) willful violation of the Corporation’s or the Bank’s material written policies or procedures; or (v) conviction of, or plea of guilty or nolo contendere to, a felony, any criminal charge involving moral turpitude, or illegal substance abuse. If this Agreement is terminated for Cause, all of Executive’s rights under this Agreement shall cease as of the effective date of such termination, except that: (vi) the Bank shall pay to Executive the unpaid portion, if any, of her Annual Base Salary and any accrued but unused vacation and personal days through the date of termination; and (vii) the Bank shall provide to Executive such post-employment benefits, if any, as may be provided for under the terms of the employee benefit plans of the Bank then in effect. (d) Death. Notwithstanding the provisions of Section 3(a) of this Agreement, this Agreement shall terminate automatically upon Executive’s death, and Executive’s rights under this Agreement shall cease as of the date of such termination, except that: (i) the Bank shall pay to Executive’s spouse, personal representative, or estate the unpaid portion, if any, of her Annual Base Salary through her date of death; and (ii) the Bank shall provide to Executive’s dependents any benefits due under the Bank’s employee benefit plans. (e) Disability. Executive, the Corporation, and the Bank agree that if Executive becomes Disabled, within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations thereunder, and becomes eligible for employer-provided

- 3 - short-term and/or long-term disability benefits, or worker’s compensation benefits, then the Bank’s obligation to pay Executive her Annual Base Salary shall be reduced by the amount of the disability or worker’s compensation benefits received by Executive. (f) Termination for Good Reason. Notwithstanding the provisions of Section 3(a) of this Agreement, this Agreement may be terminated by Executive for Good Reason (as defined herein). As used in this Agreement, “Good Reason” shall mean any of the following, if taken without Executive’s written consent: (i) Any action taken by the Bank or the Corporation which results in a material reduction or diminution in Executive’s authority, duties, or responsibilities; (ii) The assignment to Executive of duties that are materially inconsistent with Executive’s authority, duties, or responsibilities; (iii) Any material decrease in Executive’s Annual Base Salary and/or benefits, including any incentive compensation plan; (iv) The reassignment of Executive to any primary place of employment that would require an additional one-way commute of 50 or more miles; or (v) A material breach of the Agreement. Notwithstanding the foregoing, Executive must give the Bank or the Corporation written notice of any event or condition that would constitute Good Reason within 30 days of the event or condition which would constitute Good Reason, and upon the receipt of such written notice the Bank or the Corporation shall have 30 days to remedy such event or condition. If such event or condition is not remedied within such 30-day period, any termination of employment by Executive for Good Reason must occur within 30 days after the period for remedying such condition or event has expired. (g) Resignation from Board of Directors. In the event Executive’s employment under this Agreement is terminated for any reason, if applicable, Executive’s service as a Director of the Corporation, the Bank, and any affiliate or subsidiary thereof shall immediately terminate. This Section 3(g) shall constitute a resignation notice for such purposes. 4. Employment Period Compensation, Benefits and Expenses. (a) Annual Base Salary. For services performed by Executive under this Agreement, the Bank shall pay Executive an annual base salary during the Employment Period, minus applicable withholdings and deductions, payable at the same times as salaries are payable to other executive employees of the Bank (the “Annual Base Salary”). The Annual Base Salary shall be at the rate of $325,000.00 per year. The Annual Base Salary shall be reviewed annually by the Board or the Bank Board and either may, from time to time, increase Executive’s Annual Base Salary, and any and all such increases shall be deemed to constitute amendments to this Agreement.

- 4 - (b) Bonus. Executive shall participate in any short-term performance plan generally made available to executives of the Corporation or Bank. (c) Vacations, Holidays, Etc. During the term of this Agreement, Executive shall be entitled to paid time off of at least 25 days per year or, if greater, such other amount as provided under the policies as established from time to time by the Board or the Bank Board. Executive shall also be entitled to all paid holidays, sick days, and personal days provided by the Bank to its regular full-time employees and senior executive officers. (d) Stock Based Incentives. During the term of this Agreement, Executive shall be entitled to such stock based incentives as may be granted from time to time by the Board under the Corporation’s stock based incentive plans and consistent with Executive’s responsibilities and performance. (e) Supplemental Executive Retirement Plan. During the term of this Agreement, Executive shall be eligible to participate in a supplemental executive retirement plan under the terms and conditions as determined by the Board or the Bank Board. (f) Employee Benefit Plans. During the term of this Agreement, Executive shall be entitled to participate in or receive the benefits of any employee benefit plan currently in effect at the Bank, subject to the eligibility and terms of each such plan, until such time that the Board or the Bank Board authorizes a change in such benefits. The Corporation and the Bank shall not make any changes in such plans or benefits which would adversely affect Executive’s rights or benefits thereunder unless such change occurs pursuant to a program applicable to all executive officers of Corporation and Bank and does not result in a proportionately greater adverse change in the rights of or benefits to Executive as compared with any other executive officer of Corporation and Bank. Nothing paid to Executive under any plan or arrangement presently in effect or made available in the future shall be deemed to be in lieu of the salary payable to Executive pursuant to Section 4(a) hereof. (g) Perquisites and Business Expenses. During the term of this Agreement, Executive shall be entitled to receive prompt reimbursement for all customary and usual expenses incurred by her, which are properly accounted for, in accordance with the policies and procedures established by the Corporation or the Bank in accordance with industry practice for its senior executive officers. (h) Automobile. During the term of this Agreement, Executive shall be entitled to use of a company automobile in accordance with the automobile policy as established from time to time by the Corporation or the Bank. The Corporation or the Bank will cover the cost of maintenance, insurance, and fuel for this vehicle, and Executive will be responsible for the taxes associated with any personal use of the vehicle. (i) Country Club Membership. During the term of this Agreement, the Corporation or the Bank will pay the initiation fee and annual membership fee for one country club of Executive’s choice. 5. Rights in Event of Termination of Employment.

- 5 - (a) Upon the termination of Executive’s employment for any reason: (i) the Bank shall pay to Executive in a lump sum within 30 days after the termination date: (A) any Annual Base Salary that has accrued but is unpaid; (B) any bonus that has been earned for the year prior to the year in which the termination date occurs, but is unpaid; (C) any reimbursable expenses that have been incurred but are unpaid; and (D) any accrued but unused vacation or personal days, as of the termination date; and (ii) the Bank shall provide any vested plan benefits that by their terms extend beyond termination of Executive’s employment, but only to the extent provided in any such benefit plan in which Executive has participated in accordance with the terms thereof. (b) If Executive’s employment is involuntarily terminated by the Corporation or the Bank without Cause (other than for death or Disability) or is terminated by Executive for Good Reason, Executive shall be entitled to receive the compensation set forth below: (i) Executive shall be paid severance equal to continuation of Executive’s Annual Base Salary for the greater of: (A) the remaining term of the Employment Period determined as of Executive’s termination of employment; or (B) six (6) months. Such amount shall be paid in accordance with the Bank’s payroll practices commencing with the first payroll date following Executive’s termination of employment. The amount shall be subject to federal, state and local tax withholdings. (ii) In addition, through the end of the period that Executive is receiving severance pursuant to Section 5(b)(i), or until Executive is eligible for substantially similar benefits through other employment, whichever shall first occur, Executive shall be permitted to continue participation in, and the Bank shall maintain the same level of contribution for, Executive’s participation in the Bank’s life, disability, and medical/health insurance, and any other health and welfare benefits in effect with respect to Executive as of the date of her termination of employment, or, if the Bank cannot provide such benefits because Executive is no longer an employee, a dollar amount equal to the after-tax cost to Executive of obtaining such benefits (or substantially similar benefits). (c) Executive shall not be required to mitigate the amount of any payment provided for in Section 5(b)(i) by seeking other employment or otherwise, nor shall the amount of payment or the benefit provided for in Section 5(b)(i) be reduced by any compensation earned by Executive as the result of employment by another employer or by reason of Executive’s receipt of or right to receive any retirement or other benefits after the date of termination of employment or otherwise.

- 6 - (d) In addition to the payments and benefits provided under Section 5(a) and 5(b), if Executive’s employment is involuntarily terminated by the Corporation or the Bank without Cause (other than for death or Disability), Executive may elect with respect to any automobile made available to her by the Bank to: (i) in the case of a vehicle owned by the Bank, purchase such vehicle for a cash price equal to then-applicable wholesale value as published by Kelley Blue Book or a similar service reasonably identified by the Bank; or (ii) in the case of a vehicle leased by the Bank on conventional terms, assume the lease for the vehicle (provided that assumption is permitted by the lessor); or (iii) return such vehicle to the Bank without any liability of any kind whatsoever to Executive in respect of future liabilities related to such vehicle. 6. Restrictive Covenants: Confidentiality, Non-Solicitation, Non-Disparagement. (a) Executive agrees that she shall not at any time, except in performance of her obligations to the Corporation and the Bank or with the prior written consent of the Corporation or the Bank, directly or indirectly, reveal to any “Person” (as defined in Section 3(9) of the Employee Retirement Income Security Act of 1974, as amended) (other than the Corporation, the Bank, or their employees, officers, directors, shareholders, or agents) or use for the Executive’s own benefit any confidential information of the Corporation, the Bank, or any of their subsidiaries or affiliates (such subsidiaries and affiliates, collectively “Affiliates”) relating to the assets, liabilities, employees, goodwill, or business affairs of the Corporation, the Bank, or any of their Affiliates, including, without limitation, any information concerning past, present, or prospective customers, marketing, operating, or financial data, or other confidential information used by, or useful to, the Corporation, the Bank, or any of their Affiliates and known (whether or not known with the knowledge and permission of the Corporation, the Bank, or any of their Affiliates and whether or not at any time prior to the Effective Date developed, devised, or otherwise created in whole or in part by Executive’s efforts) to Executive by reason of Executive’s employment by, shareholdings in, or other association with the Corporation, the Bank, or any of their Affiliates and which is of tangible or intangible value to the Corporation, the Bank, or any of their Affiliates and the details of which are not generally known to their competitors or the general public (“Confidential Information”). Executive further agrees that Executive will retain all copies and extracts of any written or electronic Confidential Information acquired or developed by Executive during any such employment, shareholding, or association in trust for the sole benefit of the Corporation, the Bank, their Affiliates, and their successors and assigns. Upon the request and at the expense of the Corporation or the Bank, Executive will promptly make all disclosures, execute all instruments and papers, and perform all acts reasonably necessary to vest and confirm in the Corporation, the Bank, and their Affiliates, fully and completely, all rights created or contemplated by this Section 6(a). The term “Confidential Information” will not include information that is or becomes generally available to the public other than as a result of a disclosure by, or at the direction of, Executive. Executive’s agreements set forth in this Section 6(a) regarding Confidential Information are independent of, and in addition to, Executive’s agreements set forth in the rest of Section 6 and will not be construed either to enlarge or to contract the scope of such other agreements. (b) Executive agrees with the Corporation and the Bank that, for so long as Executive is employed by the Corporation, the Bank, or any of their Affiliates, and for a period of time (defined below) following Executive’s termination of employment (whether prior to or after a Change in Control) (“Non-Solicit Period”), Executive will not in any way, directly or indirectly

- 7 - (except in the course of Executive’s employment with the Corporation, the Bank, and their Affiliates), for the purpose of conducting or engaging in any Competing Business, call upon, solicit, advise, or accept business from any Person who is, or was, during the then most recent 12- month period, a customer of the Corporation, the Bank, or any of their Affiliates, or take away or interfere or attempt to take away or interfere with any custom, trade, business, patronage, or affairs of the Corporation, the Bank, or any of their Affiliates, or hire or attempt to hire, or otherwise engage or attempt to engage as an independent contractor or otherwise any Person who is, or was during the then most recent 12-month period, an employee, officer, representative, or agent of the Corporation, the Bank, or any of their Affiliates, or solicit, induce, or attempt to solicit or induce any Person who is an employee, officer, representative, or agent of the Corporation, the Bank, or any of their Affiliates to leave the employ of the Corporation, the Bank, or any of their Affiliates or cease their business relationship with Corporation, the Bank, or any of their Affiliates (as the case may be), or violate the terms of their contracts, or any employment arrangements, with the Corporation, the Bank, or any of their Affiliates. (i) In the event that Executive is involuntarily terminated for Cause or voluntary terminates employment without Good Reason, the Non- Solicit Period for all purposes (i.e., both customers and employees) will last for 12 months from the date of such termination. (ii) In the event that Executive is involuntarily terminated without Cause or voluntary terminates employment for Good Reason, the Non-Solicit Period with respect to customers will last for six (6) months from the date of such termination, and the Non-Solicit Period with respect to employees will last for 12 months from the date of such termination. (c) For purposes of this Section 6, a “Competing Business” means a business or enterprise (other than the Corporation, the Bank, and their Affiliates) that is engaged in the commercial banking, financial services or investment, insurance, or any similar financial services- related business in which the Corporation, the Bank, or any of their Affiliates is/are currently engaged or was/were so engaged during the most recent 12 months. (d) For purposes of this Section 6, a “Change in Control” means, a change in the ownership or effective control of the Corporation or a change in the ownership of a substantial portion of the assets of the Corporation, as determined pursuant to Section 409A of the Internal Revenue Code of 1986 (the “Code”) and the regulations and guidance thereunder. (e) Executive confirms that all Confidential Information is and will remain the exclusive property of the Corporation, the Bank, and their Affiliates. All business records, papers, and documents kept or made by Executive relating to the business of the Corporation, the Bank, and/or their Affiliates will be and remain the property of the Corporation, the Bank, and their Affiliates. (f) Executive agrees to refrain from making, publishing, or communicating to any person or entity or in any public forum any defamatory or disparaging remarks, comments, or statements concerning the Corporation, the Bank, or any of their Affiliates, or any of its or their

- 8 - employees, officers, directors, agents, or advisors in their capacities as such. Subject to the provisions of this Agreement, nothing in this Section 6(f) will preclude Executive from fulfilling any duty or obligation that Executive may have at law, from responding to any subpoena or official inquiry from any court or government agency (including providing truthful testimony and/or documents subpoenaed or requested), from cooperating in good faith with any such proceeding or investigation, from consulting with an attorney retained by Executive, or from taking any reasonable actions to enforce Executive’s rights under this Agreement. (g) Without intending to limit the remedies available to the Corporation, the Bank, and their Affiliates, Executive agrees that a breach of any of the covenants contained in this Section 6 may result in material and irreparable injury to the Corporation, the Bank, or their Affiliates for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, the Corporation, the Bank, and their Affiliates will be entitled to seek a temporary restraining order or a preliminary or permanent injunction, or both, without bond or other security, restraining Executive from engaging in activities prohibited by this Section 6 or such other relief as may be required specifically to enforce any of the covenants in this Section 6. Such injunctive relief in any court will be available to the Corporation, the Bank, and their Affiliates in lieu of, or prior to or pending determination in, any arbitration proceeding. (h) Although the parties consider the restrictions contained in this Section 6 to be the minimum restriction reasonable for the purposes of preserving the Corporation’s and the Bank’s goodwill and other proprietary rights, if a final determination is made by a court that any restriction contained in this Section 6 is an unreasonable or otherwise unenforceable restriction against the Executive, the provisions of this Section 6 will not be rendered void, but will be deemed amended to apply to the maximum extent permitted by the court. (i) Notwithstanding anything to the contrary in Section 5, in the event that Executive breaches any of the covenants contained in this Section 6: (i) Any remaining payments or benefits to be provided under Section 5 will not be paid or will cease immediately upon such breach; and (ii) The Corporation and the Bank will be entitled to the immediate repayment of all payments and benefits provided to Executive under Section 5 following the date of any such breach. (j) Executive agrees that the covenants contained in this Section 6 may be assigned by the Corporation and the Bank, as needed, to affect its purpose and intent and that the Corporation’s or the Bank’s assignee will be entitled to the full benefit of the restrictions enjoyed by the Corporation and the Bank under the terms of these covenants. (k) Notwithstanding any other provision of this Agreement: (i) Executive will not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that:

- 9 - A. is made: (a) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (b) solely for the purpose of reporting or investigating a suspected violation of law; or B. is made in a complaint or other document filed under seal in a lawsuit or other proceeding. (ii) If Executive files a lawsuit for retaliation by the Corporation, the Bank, or their Affiliates for reporting a suspected violation of law, Executive may disclose the Corporation’s, the Bank’s, or their Affiliate’s trade secrets to Executive’s attorney and use the trade secret information in the court proceeding, but only if Executive: A. files any document containing trade secrets under seal; and B. does not disclose trade secrets, except pursuant to court order. 7. Required Release. Notwithstanding anything herein to the contrary, Executive’s entitlement to any payments under Section 5 shall be contingent upon Executive’s prior agreement with and signature to a complete release agreement in the form as mutually agreed by the parties. Such release agreement shall be executed, if at all, and the applicable payments and benefits contingent upon the execution of such agreement shall be provided or commence being provided, if at all, within 60 days following the date of termination; provided, however, that if such 60-day period begins in one taxable year and ends in a second taxable year, the payments and benefits will be provided or commence being provided, if at all, in the second taxable year. The form of such release agreement is attached hereto as Exhibit A and incorporated herein by reference. 8. Notices. Except as otherwise provided in this Agreement, any notice required or permitted to be given under this Agreement shall be deemed properly given if in writing and if mailed by registered or certified U.S. mail, postage prepaid with return receipt requested, and by regular U.S. mail, postage prepaid, to Executive’s address, in the case of notices to Executive, and to the principal executive office of the Corporation, in the case of notice to the Corporation or the Bank. 9. Waiver. No provision of this Agreement may be modified, waived, or discharged unless such waiver, modification, or discharge is agreed to in writing and signed by Executive and an executive officer specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. 10. Assignment. This Agreement shall not be assignable by any party, except by the Bank and the Corporation to any successor in interest to its business.

- 10 - 11. Integration. In the event that Executive: (i) is a party to an agreement with the Corporation and/or the Bank providing for compensation and/or benefits in the event Executive’s employment terminates following a change in control of the Corporation and/or the Bank (not including any Supplemental Executive Retirement Plan Agreement entered into between Executive and the Bank) (a “Change in Control Agreement”); (ii) becomes entitled to such compensation and/or benefits; and (iii) becomes entitled to the compensation and benefits under Section 5, then the compensation and/or benefits payable to Executive under the Change in Control Agreement shall offset any compensation and/or benefits payable to Executive pursuant to Section 5. Except as provided under a Change in Control Agreement, this Agreement contains the entire agreement of the parties relating to the subject matter of this Agreement and supersedes and replaces any prior written or oral agreements between them respecting the within subject matter. 12. Successors, Binding Agreement. (a) The Corporation and the Bank will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of the Corporation and/or the Bank to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Corporation and the Bank would be required to perform it if no such succession had taken place. As used in this Agreement, “Corporation” and “Bank” shall mean the Corporation and the Bank as defined previously and any successor to its respective business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law or otherwise. (b) This Agreement shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, heirs, distributees, devisees, or legatees. If Executive should die following termination of Executive’s employment without Cause, and any amounts would be payable to Executive under this Agreement if Executive had continued to live, all such amounts shall be paid in accordance with the terms of this Agreement to Executive’s devisee, legatee, or other designee, or, if there is no such designee, to Executive’s estate. 13. Legal Expenses; Indemnification. (a) In the event that a party to this Agreement is required to commence litigation to obtain or enforce any right or benefit of such party under this Agreement, such party shall be entitled to reimbursement from the other party for fees and costs reasonably incurred by such party in such litigation to the extent that such party is the prevailing party in such litigation. (b) The Bank shall indemnify Executive against payment of any claims arising out of or in connection with any business of the Bank or the Corporation, and against payment of any costs reasonably incurred by Executive in defending against any such claims, to the fullest extent permitted by law and by the articles of incorporation and bylaws of the Corporation and the Bank. 14. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

- 11 - 15. Applicable Law. This Agreement shall be governed by and construed in accordance with the domestic, internal laws of the Commonwealth of Pennsylvania, without regard to its conflicts of laws principles. 16. Headings. The section headings of this Agreement are for convenience only and shall not control or affect the meaning or construction or limit the scope or intent of any of the provisions of this Agreement. 17. Limitations on Payments. (a) Anything in this Agreement to the contrary notwithstanding, in the event that it shall be determined as set forth herein that any payment or distribution by the Corporation or the Bank to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (a “Payment”), would constitute an “excess parachute payment” within the meaning of Section 280G of the Code, and that it would be economically advantageous to Executive to reduce the Payment to avoid or reduce the taxation of excess parachute payments under Section 4999 of the Code, the aggregate present value of amounts payable or distributable to or for the benefit of Executive pursuant to this Agreement (such payments or distributions pursuant to this Agreement are hereinafter referred to as “Agreement Payments”) shall be reduced (but not below zero) to the Reduced Amount. The “Reduced Amount” shall be an amount expressed in present value which maximizes the aggregate present value of Agreement Payments without causing any Payment to be subject to the taxation under Section 4999 of the Code. For purposes of this Section 17, present value shall be determined in accordance with Section 280G(d)(4) of the Code. (b) All determinations to be made under this Section 17 shall be made, in writing, by the Corporation’s independent certified public accountant immediately prior to the Change of Control (the “Accounting Firm”), which firm shall provide its determinations and any supporting calculations in writing to both the Corporation and you within 10 days of the date of termination. Any such determination by the Accounting Firm shall be binding upon the Corporation and you. You shall in your sole discretion determine which and how much of the Agreement Payments shall be eliminated or reduced consistent with the requirements of this Section 17, which determination shall be made by delivery of written notice to the Corporation within 10 days of your receipt of the determination of the Accounting Firm. Within five (5) days after your timely determination, the Corporation shall pay (or cause to be paid) or distribute (or cause to be distributed) to or for the benefit of you, such amounts as are then due to you under this Agreement. In the event you do not make such timely determination then within 15 days after Corporation’s receipt of the determination of the Accounting Firm, the Corporation, in its sole discretion, may pay (or cause to be paid) or distribute (or cause to be distributed) to or for the benefit of you such portion of the Agreement Payments as it may deem appropriate, but no less than the Reduced Amount. (c) As a result of the uncertainty in the application of Section 280G of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Agreement Payments, as the case may be, will have been made by the Corporation which should not have been made (“Overpayment”) or that additional Agreement Payments which have not been made by the Corporation could have been made (“Underpayment”), in each case, consistent with

- 12 - the calculations required to be made hereunder. Within two (2) years after the Separation from Service, the Accounting Firm shall review the determination made by it pursuant to the preceding paragraph. In the event that the Accounting Firm determines that an Overpayment has been made, any such Overpayment shall be treated for all purposes as a loan to you which you shall repay to the Corporation together with interest at the applicable Federal rate provided for in Section 7872(f)(2) of the Code (the “Federal Rate”); provided, however, that no amount shall be payable by you to the Corporation if and to the extent such payment would not reduce the amount which is subject to taxation under Section 4999 of the Code. In the event that the Accounting Firm determines that an Underpayment has occurred, any such Underpayment shall be promptly paid by the Corporation to or for the benefit of you together with interest thereon at the Federal Rate. (d) All of the fees and expenses of the Accounting Firm in performing the determinations referred to in paragraphs (b) and (c) above shall be borne solely by the Corporation. The Corporation agrees to indemnify and hold harmless the Accounting Firm of and from any and all claims, damages and expenses of any nature resulting from or relating to its determinations pursuant to paragraphs (b) and (c) above, except for claims, damages or expenses resulting from the gross negligence or willful misconduct of the Accounting Firm. (e) All payments made to Executive pursuant to this Agreement or otherwise, are subject to and conditioned upon their compliance with applicable laws and any regulations promulgated thereunder. 18. Recovery of Bonuses and Incentive Compensation. Notwithstanding anything in this Agreement to the contrary, all bonuses and incentive compensation, but not Annual Base Salary or payments due Executive under Section 5, paid hereunder (whether in equity or in cash) shall be subject to recovery by the Corporation or the Bank in the event that such bonuses or incentive compensation are based on materially inaccurate financial statements or other materially inaccurate performance metric criteria; provided that a determination as to the recovery of a bonus or incentive compensation shall be made within 24 months following the date such bonus or incentive compensation was paid. In the event that the Board or the Bank Board determines that a bonus or incentive compensation payment to Executive is recoverable, Executive shall reimburse all or a portion of such bonus or incentive compensation, to the fullest extent permitted by law, as soon as practicable following written notice to Executive by the Corporation or the Bank of the same 19. Application of Code Section 409A. (a) Notwithstanding anything in this Agreement to the contrary, the receipt of any benefits under this Agreement as a result of a termination of employment shall be subject to satisfaction of the condition precedent that Executive undergo a “separation from service” within the meaning of Treas. Reg. § 1.409A-1(h) or any successor thereto. In addition, if Executive is deemed to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provisions of any benefit that is required to be delayed pursuant to Code Section 409A(a)(2)(B), such payment or benefit shall not be made or provided prior to the earlier of (i) the expiration of the six (6) month period measured from the date of Executive’s “separation from service” (as such term is defined in Treas. Reg. § 1.409A- 1(h)), or (ii) the date of Executive’s death (the “Delay Period”). Within 10 days following the

- 13 - expiration of the Delay Period, all payments and benefits delayed pursuant to this Section (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to Executive in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein. Notwithstanding the foregoing, to the extent that the foregoing applies to the provision of any ongoing welfare benefits to Executive that would not be required to be delayed if the premiums therefore were paid by Executive, Executive shall pay the full costs of premiums for such welfare benefits during the Delay Period and the Corporation or the Bank shall pay Executive an amount equal to the amount of such premiums paid by Executive during the Delay Period within 10 days after the conclusion of such Delay Period. (b) Except as otherwise expressly provided herein, to the extent any expense reimbursement or other in-kind benefit is determined to be subject to Code Section 409A, the amount of any such expenses eligible for reimbursement or in-kind benefits in one calendar year shall not affect the expenses eligible for reimbursement or in-kind benefits in any other taxable year (except under any lifetime limit applicable to expenses for medical care), in no event shall any expenses be reimbursed or in-kind benefits be provided after the last day of the calendar year following the calendar year in which Executive incurred such expenses or received such benefits, and in no event shall any right to reimbursement or in-kind benefits be subject to liquidation or exchange for another benefit. (c) Any payments made pursuant to Section 5, to the extent of payments made from the date of termination through March 15th of the calendar year following such date, are intended to constitute separate payments for purposes of Treas. Reg. §1.409A-2(b)(2) and thus payable pursuant to the “short-term deferral” rule set forth in Treas. Reg. §1.409A-1(b)(4); to the extent such payments are made following said March 15th, they are intended to constitute separate payments for purposes of Treas. Reg. §1.409A-2(b)(2) made upon an involuntary termination from service and payable pursuant to Treas. Reg. §1.409A-1(b)(9)(iii), to the maximum extent permitted by said provision. (d) To the extent it is determined that any benefits described in Section 5(a)(ii) are taxable to Executive, they are intended to be payable pursuant to Treas. Reg. §1.409A- 1(b)(9)(v), to the maximum extent permitted by said provision. 20. Limitation on Golden Parachute Payments. Notwithstanding anything in this Agreement to the contrary, the obligation to make payment of any severance benefits as provided herein (including, without limitation, any payments due Executive under Section 5, and, to the extent incurred after termination, legal fees and expenses covered by Section 13) is conditioned upon compliance with applicable law, including 12 C.F.R. Part 359. In addition, Executive covenants and agrees that the Corporation and the Bank and their successors and assigns shall have the right to demand the return of any “golden parachute payments” (as defined in 12 C.F.R. Part 359) in the event that any of them obtain information indicating that Executive committed, is substantially responsible for, or has violated, the respective acts or omissions, conditions, or offenses contained in 12 C.F.R. §359.4(a)(4), and Executive shall promptly return any such “golden parachute payment” upon such demand.

- 14 - IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date first set forth above. ATTEST: MID PENN BANCORP, INC. President and CEO ATTEST: MID PENN BANK FSVP, Chief Administrative Officer WITNESS: HEATHER HALL

Exhibit A Ex. A p. 1 RELEASE AGREEMENT THIS RELEASE AGREEMENT (this “Release Agreement”) is made as of this 6th day of September 2022, by and between MID PENN BANCORP, INC., a Pennsylvania business corporation (the “Corporation”), MID PENN BANK, a Pennsylvania chartered commercial bank (the “Bank”) (collectively, the “Employer”), and HEATHER HALL, an adult individual (“Executive”). Capitalized terms not defined in this Release Agreement shall have the meanings ascribed to them under the agreement between the Employer and the Executive, dated September 6, 2022, (the “Employment Agreement”). In consideration of the mutual agreements set forth below and intending to be legally bound, the parties hereby agree as follows. 1. General Release. In consideration of the payments and benefits required to be provided to the Executive under Section 5(b) of the Employment Agreement the “Post- Termination Payments”), and after consultation with counsel, Executive, for herself and on behalf of each of her heirs, executors, administrators, representatives, agents, successors, and assigns (collectively, the “Releasors”), hereby irrevocably and unconditionally releases and forever discharges the Corporation, the Bank, and their Affiliates, and each of its/their officers, employees, directors, shareholders, and agents (collectively, the “Releasees”) from any and all claims (including claims for attorney’s fees), actions, causes of action, rights, judgments, obligations, damages, demands, accountings, or liabilities of whatever kind or character (collectively, “Claims”), including, without limitation, any Claims under any federal, state, local, or foreign law, that the Releasors may have, or in the future may possess, arising out of: (i) Executive’s employment relationship with and service as an employee, officer, or director of the Employer and any of its affiliates, or the termination of the Executive’s service in any and all of such relevant capacities; or (ii) the Employment Agreement; provided, however, that the release set forth in this Section shall not apply to: (x) the payment and/or benefit obligations of the Employer or any of its affiliates, (collectively, the “Employer Group”) under the Employment Agreement; (y) any Claims that Executive may have under any plans or programs not covered by the Employment Agreement in which Executive participated and under which Executive has accrued and become entitled to a benefit; and (z) any indemnification or other rights that Executive may have under the Employment Agreement or in accordance with the governing instruments of any member of the Employer Group or under any director and officer liability insurance maintained by the Employer or any such group member with respect to liabilities arising as a result of Executive’s service as an officer and employee of any member of the Employer Group or any predecessor thereof. Except as provided in the immediately preceding sentence, the Releasors further agree that the Post- Termination Payments shall be in full satisfaction of any and all Claims for payments or benefits, whether express or implied, that the Releasors may have against the Employer or any member of the Employer Group arising out of Executive’s employment relationship under the Employment Agreement and her service as an employee, officer, or director of the Employer or a member of the Employer Group under the Employment Agreement or the termination thereof, as applicable. 2. Specific Release of Claims. In further consideration of the Post-Termination Payments, the Releasors hereby unconditionally release and forever discharge the Releasees from any and all Claims that the Releasors may have in connection with Executive’s employment or termination of employment, arising under:

Exhibit A Ex. A p. 2 (a) Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act (“ADEA”), the Americans with Disabilities Act (“ADA”), the Rehabilitation Act, the Family and Medical Leave Act (“FMLA”), the Genetic Information Non-Discrimination Act (“GINA”), and any similar federal, state, or local laws, including without limitation, the Pennsylvania Human Relations Act, as amended and any other non-discrimination and fair employment practices laws of any state and/or locality in which Executive works and/or resides, all as amended; and (b) the Fair Credit Reporting Act (“FCRA”), the Employee Retirement Income Security Act (“ERISA”), the Worker Adjustment and Retraining Notification Act (“WARN”). Notwithstanding anything contained herein to the contrary, no portion of any release contained in any Section of this Release Agreement shall release the Employer or the Employer Group from any Claims that Executive may have for breach of the provisions of this Release Agreement or to enforce this Release Agreement, that may arise after the date of this Release Agreement, or to challenge the validity of the Executive’s release of ADEA Claims. By signing this Release Agreement, Executive hereby acknowledges and confirms the following: (i) Executive was advised by the Employer or her then employer in connection with her termination of employment or retirement to consult with an attorney of her choice prior to signing this Release Agreement and to have such attorney explain to Executive the terms of this Release Agreement, including, without limitation, the terms relating to Executive’s release of Claims, and Executive has in fact consulted with an attorney; (ii) Executive was given a period of not fewer than 21 days to consider the terms of this Release Agreement prior to its signing; and (iii) Executive knowingly and voluntarily accepts the terms of this Release Agreement. 3. No Assignment of Claims. Executive represents and warrants that she has not assigned any of the Claims being released hereunder. 4. Complaints. Executive affirms that she has not filed any complaint against any Releasee with any local, state, or federal court and agrees not to do so in the future, except for Claims challenging the validity of the release of ADEA Claims. Executive affirms further that she has not filed any claim, charge, or complaint with the United States Equal Employment Opportunity Commission (“EEOC”) or any state or local agency authorized to investigate charges or complaints of unlawful employment discrimination (together, “Agency”). Executive understands that nothing in this Release Agreement prevents her from filing a charge or complaint of unlawful employment discrimination with any Agency or assisting in or cooperating with an investigation of a charge or complaint of unlawful employment discrimination by an Agency; provided, however, that Executive acknowledges she may not recover any monetary benefits in connection with any such claim, charge, complaint, or proceeding, and by signing this Release Agreement, she disclaims entitlement to any such relief. Furthermore, if any Agency or court has now assumed or later assumes jurisdiction of any claim, charge, or complaint on Executive’s behalf against any Releasee, Executive will disclaim entitlement to any relief. 5. Revocation. This Release Agreement may be revoked by Executive at any point within the seven-day period commencing on the date Executive signs this Release Agreement (the “Revocation Period”). In the event of any such revocation by Executive, all obligations of the

Exhibit A Ex. A p. 3 parties under this Release Agreement shall terminate and be of no further force and effect as of the date of such revocation. No such revocation by Executive shall be effective unless it is in writing and signed by Executive and received by the Employer prior to the expiration of the Revocation Period. In the event of revocation, Executive shall not be entitled to the Post-Termination Payments, the receipt of which is conditioned on Executive’s execution of this Release Agreement. 6. Cooperation. Executive agrees to cooperate with the Employer’s reasonable requests with respect to all matters arising during or related to her employment about which she has personal knowledge because of her employment with the Employer, including but not limited to all matters (formal or informal) in connection with any government investigation, internal Employer investigation, litigation (potential or ongoing), administrative, regulatory, or other proceeding which currently exists, or which may have arisen prior to or arise following the signing of this Release Agreement. The Employer agrees to provide Executive with reasonable advance notice of such requests and to accommodate Executive’s schedule. Executive understands that the Employer agrees to reimburse Executive for her reasonable out-of-pocket expenses (not including attorney’s fees, legal costs, or lost time or opportunity) incurred in connection with such cooperation. 7. No Admission of Liability. Executive agrees that this Release Agreement does not constitute, nor should it be construed to constitute, an admission by the Employer of any violation of federal, state, or local law, regulation, or ordinance, nor as an admission of liability under the common law or for any breach of duty the Employer owed or owes to Executive. 8. Representations and Warranties. Executive acknowledges and agrees that, except as disclosed on a disclosure schedule to be provided at the time of execution of this Release Agreement: (i) she is not aware of nor has she reported any conduct by any of the Releasees that violates any federal, state, or local law, rule, or regulation; (ii) she has not been denied any rights or benefits under the FMLA or any state or local law, act, or regulation providing for family and/or medical leave or been discriminated against in any way for exercising her rights under these laws; and (iii) in connection with offering the Post-Termination Payments, the Employer has not provided to Executive, and has no obligation to provide to Executive, any material non-public information as defined in applicable federal securities laws, concerning the Employer. 9. Confidentiality. Executive agrees to keep and maintain as confidential the terms and contents of this Release Agreement and the contents of any/all negotiations and discussions resulting in this Release Agreement, except: (i) as needed to obtain legal counsel, financial, or tax advice; (ii) to the extent required by federal, state, or local law or by order of court; (iii) as needed to challenge the release of ADEA Claims or to participate in an Agency investigation; (iv) as otherwise agreed to in writing by an executive officer specifically designated by the Board or the Bank Board; or (v) to disclose to members of her immediate family. Executive agrees that before she seeks legal counsel or financial or tax advice or discloses the terms or contents of this Release Agreement to a member of her immediate family, she will secure an agreement from such counsel, advisors or family members to adhere to the same confidentiality obligations that apply to her hereunder.

Exhibit A Ex. A p. 4 10. Successors. This Release Agreement is for the benefit of and is binding upon Executive and her heirs, administrators, representatives, executors, successors, beneficiaries, and assigns, and is also for the benefit of the Releasees and their successors and assigns. 11. Violation. If Executive violates Sections 1 or 2 of this Release Agreement, the Employer will be entitled to the immediate repayment of the Post-Termination Payments. Executive agrees that repayment will not invalidate this Release Agreement and acknowledges that she will be deemed conclusively to be bound by the terms of this Release Agreement and to waive any right to seek to overturn or avoid it. If Executive violates Sections 1 or 2 of this Release Agreement before all Post-Termination Payments have been provided, the Employer may discontinue any unpaid conditional payments and benefits. 12. Additional Damages Available for Violation. Executive agrees that the Employer will maintain all rights and remedies available to it at law and in equity in the event Executive violates any provision of this Release Agreement. These rights and remedies may include, but may not be limited to, the right to bring court action to recover all consideration paid to Executive pursuant to this Release Agreement and any damages the Employer may suffer as a result of such a breach. 13. Entire Agreement and Amendment. This Release Agreement, together with the Employment Agreement as it may be amended from time to time, contains and constitutes the entire understanding and agreement between the parties hereto with respect to Executive’s severance benefits and waiver and release of Claims against the Employer Group and cancels all previous oral and written negotiations, agreements, commitments, and writings in connection therewith. This Release Agreement shall be binding upon the parties and may not be modified in any manner, except by an instrument in writing of concurrent or subsequent date signed by a duly authorized representative of the parties and their respective agents, assign, heirs, executors, successors, and administrators. No delay or omission by the Employer in exercising any right under this Release Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Employer on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion. 14. Applicable Law. This Release Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania without regard to choice of law principles and except as preempted by federal law. Should any provision of this Release Agreement be declared or be determined by any court of competent jurisdiction to be illegal or invalid, the validity of the remaining parts, terms, or provisions shall not be affected thereby, and the illegal or invalid part, term, or provision will be deemed not to be a part of this Release Agreement. 15. Assignment. Executive’s rights and obligations under this Release Agreement shall inure to Executive’s benefit and shall bind Executive, her heirs, administrators, representatives, executors, successors, beneficiaries, and assigns. The Employer’s rights and obligations under this Release Agreement shall inure to the benefit of and shall bind the Employer, its successors, and assigns. Executive may not assign this Release Agreement. The Employer may assign this Release Agreement, but it may not delegate the duty to make any payments hereunder or under the

Exhibit A Ex. A p. 5 Employment Agreement without Executive’s written consent, which shall not be unreasonably withheld. 16. Severability. If any provision of this Release Agreement is held unenforceable by a court of competent jurisdiction, all remaining provisions shall continue in full force and effect without being impaired or invalidated in any way. 17. Notices. Any notice required to be provided to Executive hereunder shall be given to Executive in writing by certified mail, return receipt requested, or by Federal Express, addressed to Executive at the address of record with the Employer, or at such other place as Executive may from time-to-time designate in writing. Any notice which Executive is required to give to the Employer hereunder shall be given in writing by certified mail, return receipt requested, or by Federal Express, addressed to the Senior Human Resources Officer at its principal office. The dates of mailing any such notice shall be deemed to be the date of delivery thereof. Executive is hereby advised that she has up to 21 calendar days to review this Release Agreement and that Executive should consult with an attorney of her choice prior to execution of this Release Agreement. Any modifications, material or otherwise, made to this Release Agreement do not restart or affect in any manner the original 21-day period. By signing this Release Agreement, Executive acknowledge that the Employer has advised and encouraged her to consult with an attorney prior to executing same. Executive has carefully read and fully understands the provisions of this Release Agreement and has had sufficient time and opportunity to consult with her personal tax, financial, and legal advisors prior to executing this Release Agreement, and Executive intends to be legally bound by its terms. [SIGNATURE BLOCK FOLLOWS]

Exhibit A Ex. A p. 6 IN WITNESS WHEREOF, the parties have executed this Release Agreement as of the day and year first set forth above. MID PENN BANCORP, INC. /s/ Rory Ritrievi President and CEO MID PENN BANK /s/ Margaret Steinour FSVP, Chief Administrative Officer HEATHER HALL /s/ Heather Hall